Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-3 (No.’s 333-218775 and 333-220412) and in the related Prospectuses of Eldorado Resorts Inc., and
(2)	Registration Statements on Form S-8 (No.’s 333-198830 and 333-203227) of Eldorado Resorts, Inc.

of our reports dated March 1, 2019 with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc. and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc. included in this Annual Report (Form 10-K) of Eldorado Resorts, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 1, 2019